Preliminary Pricing Supplement No. 13,659

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 22, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Trigger PLUS due January 30, 2031

Based on the Performance of a Basket

Trigger Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

￭The Trigger PLUS (the “securities”) are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.

￭Payment at maturity. At maturity, if the final level is greater than the initial level, investors will receive the stated principal amount plus the leveraged upside payment. If the final level is equal to or less than the initial level but is greater than or equal to the downside threshold level, investors will receive only the stated principal amount at maturity. If, however, the final level is less than the downside threshold level, investors will lose 1% for every 1% decline in the level of the underlier over the term of the securities. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

￭The securities are for investors who seek a return based on the performance of the underlier and who are willing to risk their principal and forgo current income in exchange for the upside leverage feature and the limited protection against loss of principal that applies only to a certain range of negative performance of the underlier over the term of the securities. Investors in the securities must be willing to accept the risk of losing their entire initial investment. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underlier:	The underlier is an underlying basket consisting of the following basket components:
	Basket component	Weighting	Initial basket component level*	Multiplier**
	S&P 500® Index (the “SPX Index”)	25%
	Swiss Market Index® (the “SMI Index”)	25%
	FTSE MIB Index (the “FTSEMIB Index”)	25%
	STOXX® Europe 600 Index (the “SXXP Index”)	25%
We refer to each of the SPX Index, SMI Index, FTSEMIB Index and SXXP Index as a basket index.
*The initial basket component levels will be determined on the strike date.

**“Multiplier” has the meaning set forth under “General Terms of the Securities—Some Definitions” in the accompanying product supplement. The multipliers will be determined on the strike date and will remain constant over the term of the securities.

Strike date:	January 23, 2026
Pricing date:	January 23, 2026
Original issue date:	January 30, 2026
Observation date:	January 23, 2031, subject to postponement for non-trading days and certain market disruption events
Maturity date:	January 30, 2031
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $908.90 per security, or within $40.00 of that estimate. See “Estimated Value of the Securities” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)		Proceeds to us(2)
Per security	$1,000	$		$
Total	$	$		$

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Principal at Risk Securities dated February 7, 2025 Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Trigger PLUS Principal at Risk Securities

Terms continued from the previous page
Payment at maturity per security:

•If the final level is greater than the initial level:

stated principal amount + leveraged upside payment

•If the final level is equal to or less than the initial level but is greater than or equal to the downside threshold level:

stated principal amount

•If the final level is less than the downside threshold level:

stated principal amount × performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

Final level:	The closing level of the underlier on the observation date
Initial level:

100, which is equal to the sum of the products of (i) the initial basket component level of each basket component, as set forth under “Underlier—Initial basket component level” above, and (ii) the applicable multiplier for such basket component, as set forth under “Underlier—Multiplier” above

Leveraged upside payment:	stated principal amount × leverage factor × underlier percent change
Leverage factor:	148.50%
Underlier percent change:	(final level – initial level) / initial level
Downside threshold level:	70, which is 70% of the initial level
Performance factor:	final level / initial level
CUSIP:	61780A7E9
ISIN:	US61780A7E92
Listing:	The securities will not be listed on any securities exchange.

Morgan Stanley Finance LLC

Trigger PLUS Principal at Risk Securities

Estimated Value of the Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. Our estimate of the value of the securities as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Trigger PLUS Principal at Risk Securities

Hypothetical Examples

Hypothetical Payoff Diagram

The payoff diagram below illustrates the payment at maturity for a range of hypothetical performances of the underlier over the term of the securities, based on the following terms:

Stated principal amount:	$1,000 per security
Leverage factor:	148.50%
Downside threshold level:	70% of the initial level
Minimum payment at maturity:	None
Hypothetical Payoff Diagram

The Underlier
The Securities
Stated Principal Amount
Payment at Maturity per Security
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
% Change in Closing Level

￭Upside Scenario. If the final level is greater than the initial level, investors will receive the stated principal amount plus 148.50% of the appreciation of the underlier over the term of the securities.

oIf the underlier appreciates 10%, investors will receive $1,148.50 per security, or 114.85% of the stated principal amount.

￭Par Scenario. If the final level is equal to or less than the initial level but is greater than or equal to the downside threshold level, investors will receive the stated principal amount.

oIf the underlier depreciates 10%, investors will receive $1,000 per security.

￭Downside Scenario. If the final level is less than the downside threshold level, investors will receive an amount that is significantly less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the level of the underlier. There is no minimum payment at maturity, and investors could lose their entire initial investment in the securities.

oIf the underlier depreciates 85%, investors will lose 85% of their principal and receive only $150 per security at maturity, or 15% of the stated principal amount.

Morgan Stanley Finance LLC

Trigger PLUS Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of any principal and do not pay interest. The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the repayment of any principal and do not pay interest. If the final level is less than the downside threshold level, the payout at maturity will be an amount in cash that is significantly less than the stated principal amount of each security, and you will lose an amount proportionate to the full decline in the level of the underlier over the term of the securities. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

￭The amount payable on the securities is not linked to the value of the underlier at any time other than the observation date. The final level will be based on the closing level of the underlier on the observation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the underlier appreciates prior to the observation date but then drops by the observation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the underlier prior to such drop. Although the actual value of the underlier on the stated maturity date or at other times during the term of the securities may be higher than the closing level of the underlier on the observation date, the payment at maturity will be based solely on the closing level of the underlier on the observation date.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of the basket components at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

othe relative performance of each basket component;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or equity markets generally;

othe availability of comparable instruments;

othe composition of a basket component and changes in the component securities of a basket component;

othe time remaining until the securities mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier is at, below or not sufficiently above the downside threshold level, or if market interest rates rise.

You can review the historical basket component closing levels of the basket components in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the final level will be greater than or equal to the downside threshold level so that you do not suffer a significant loss on your initial investment in the securities.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities, and, therefore, you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under

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Trigger PLUS Principal at Risk Securities

the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the basket components.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlier(s)

￭Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oChanges in the value of one or more of the basket components may offset each other.

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oThe performance of basket components with different weightings in the underlying basket could have different effects on the closing level of the underlying basket.

oAdjustments to a basket index could adversely affect the value of the securities.

oThere are risks associated with investments in securities linked to the value of foreign equity securities.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the securities. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

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Historical Information

Underlier Overview

The underlier is an underlying basket consisting of the basket components. The weighting of each basket component within the underlier is specified on the cover of this document. The actual performance of the underlier and the basket components over the term of the securities may bear little relation to the historical performance of the underlier and the basket components presented in this document.

The following graph is calculated based on an initial level of the underlier of 100 on January 1, 2021 (assuming that each basket component is weighted as described in “Underlier” on the cover of this document) and illustrates the effect of the offset and/or correlation among the basket components during such period. The following graph does not take into account the terms of the securities, nor does it attempt to show in any way your expected return on an investment in the securities. The historical performance of the underlier should not be taken as an indication of its future performance.

Underlier Historical Performance January 1, 2021 to January 21, 2026

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S&P 500® Index Overview

Bloomberg Ticker Symbol: SPX

The S&P 500® Index is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. The basket index publisher with respect to the S&P 500® Index is S&P® Dow Jones Indices LLC, or any successor thereof. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

The basket component closing level of the SPX Index on January 21, 2026 was 6,875.62. The following graph sets forth the daily basket component closing levels of the basket component for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The basket component has at times experienced periods of high volatility. You should not take the historical basket component closing levels of the basket component as an indication of its future performance, and no assurance can be given as to the basket component closing level of the basket component at any time.

SPX Index Daily Basket Component Closing Levels January 1, 2021 to January 21, 2026

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Swiss Market Index® Overview

Bloomberg Ticker Symbol: SMI

The Swiss Market Index® represents more than 75% of the free-float capitalization of the Swiss equity market. The Swiss Market Index® consists of the 20 largest, most highly capitalized and liquid equities of the Swiss Performance Index® traded on the SIX Swiss Exchange. The composition of the Swiss Market Index® is reviewed annually, and in order to ensure a high degree of continuity in the composition of the Swiss Market Index®, the component stocks are subject to a special procedure for addition to or removal from the Swiss Market Index® based on free-float market capitalization and liquidity. The basket index publisher with respect to the Swiss Market Index® is SIX Group Ltd., or any successor thereof. For additional information about the Swiss Market Index®, see the information set forth under “Swiss Market Index®” in the accompanying index supplement.

The basket component closing level of the SMI Index on January 21, 2026 was 13,156.81. The following graph sets forth the daily basket component closing levels of the basket component for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The basket component has at times experienced periods of high volatility. You should not take the historical basket component closing levels of the basket component as an indication of its future performance, and no assurance can be given as to the basket component closing level of the basket component at any time.

SMI Index Daily Basket Component Closing Levels January 1, 2021 to January 21, 2026

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FTSE MIB Index Overview

Bloomberg Ticker Symbol: FTSEMIB

The FTSE MIB Index measures the performance of 40 shares listed on the Borsa Italiana (BIt) and seeks to replicate the broad sector weights of the Italian stock market. Capturing approximately 80% of the domestic market capitalisation, the MIB Index is comprised of highly liquid companies across Industry Classification Benchmark sectors in Italy. The basket index publisher with respect to the FTSE MIB Index is FTSE International Limited, or any successor thereof. For additional information about the FTSE MIB Index, see the information set forth under “Annex A—FTSE MIB Index” below.

The basket component closing level of the FTSEMIB Index on January 21, 2026 was 44,488.36. The following graph sets forth the daily basket component closing levels of the basket component for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The basket component has at times experienced periods of high volatility. You should not take the historical basket component closing levels of the basket component as an indication of its future performance, and no assurance can be given as to the basket component closing level of the basket component at any time.

FTSEMIB Index Daily Basket Component Closing Levels January 1, 2021 to January 21, 2026

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STOXX® Europe 600 Index Overview

Bloomberg Ticker Symbol: SXXP

The STOXX® Europe 600 Index is a free float market capitalization weighted index that provides exposure to the 600 largest companies in Europe. The basket index publisher with respect to the STOXX® Europe 600 Index is STOXX® Limited, or any successor thereof. Publication of the STOXX® Europe 600 Index is based on an initial STOXX® Europe 600 Index value of 100 as of December 31, 1991. For additional information about the STOXX® Europe 600 Index, see the information set forth under “STOXX® Europe 600 Index” in the accompanying index supplement.

The basket component closing level of the SXXP Index on January 21, 2026 was 602.67. The following graph sets forth the daily basket component closing levels of the basket component for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The basket component has at times experienced periods of high volatility. You should not take the historical basket component closing levels of the basket component as an indication of its future performance, and no assurance can be given as to the basket component closing level of the basket component at any time.

SXXP Index Daily Basket Component Closing Levels January 1, 2021 to January 21, 2026

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Trigger PLUS:	The accompanying product supplement refers to these Trigger PLUS as the “securities.”
Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
United States federal income tax considerations:

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the

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Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus. Each of the product supplement, the index supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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Annex A— FTSE MIB Index

The FTSE MIB Index (the “Index”) is a benchmark index for the Italian equity markets belonging to the FTSE Italia Index Series. Capturing approximately 80% of the domestic market capitalisation, the Index is comprised of highly liquid companies across Industry Classification Benchmark (“ICB”) sectors in Italy.

The FTSE MIB Index measures the performance of 40 shares listed on Borsa Italiana (BIt) and seeks to replicate the broad sector weights of the Italian stock market. The Index is derived from the universe of stocks trading on the Borsa Italiana Milan (MTA) and Euronext Milan (MIV) markets, and is market capitalisation-weighted after adjusting constituents for float. Individual constituent weights are capped at 15%. Index constituents are categorized in accordance with the Industry Classification Benchmark (ICB), the global standard for industry sector analysis.

The base value of the FTSE MIB Index was set at the level of the MIB 30 Index at the close of trading on October 31, 2003 (10,644). Historical values for the FTSE MIB Index have been back calculated to December 31, 1997 (24,402). The Index is calculated on a real-time basis in EUR.

Eligible Securities

The FTSE MIB Index constituent shares are selected from the broad Italian equity universe. All stocks traded on Borsa Italiana’s MTA and MIV markets, except for savings shares (azioni di risparmio) and preferred shares, are eligible for inclusion in the FTSE MIB Index. Preferred shares, however, may be eligible if the ordinary shares of a company are not listed or have consistently less liquidity than the savings or preferred shares.

Index Qualification Criteria

In order to identify a candidate pool for Index constituent selection, stocks are examined using the following general criteria:

Market Capitalisation

The float-adjusted market capitalisation is determined through an Investable Weight Factor (IWF):

IWF = 100% - Sum of the % of shareholdings held by restricted shareholders

Investability Weighting

Constituents of the FTSE MIB Index are adjusted for free float and foreign ownership limits. Free float restrictions include:

●Shares held by public companies, non-listed subsidiaries of public companies, private companies, employee share plans (ESOP), or holding companies.

●Shares held by foundations and endowments.

●Shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments).

●Shares held by individual holders disclosed within corporate filings, regardless of amount.

●Portfolio holdings (such as shares held by banks and trusts, finance companies, hedge funds, investment advisors, insurance companies, pension funds, investment management companies, brokerage firms, mutual funds or exchange traded funds) are generally not considered as restricted. However where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted. The shares will remain restricted until the holding falls below 30%.

●Shares that are held by sovereign wealth funds where the holding is 10% or greater. The shares will remain restricted until the holding falls below 10%.

●Shares that are held in treasury.

●Shares held by private equity firms and venture capital funds where the holding is 10% or greater. The shares will remain

●restricted until the holding falls below 10%.

●All shares where the holder is subject to a lock-in clause (for the duration of that clause).

●US eligible companies that conduct their initial public offering via a de-SPAC transaction will only be considered for index

●inclusion following expiry of the longest stated lock-up. Former SPACs will be evaluated at the quarterly review following the expiry of the lock-up within the stated data cut-off window.

●All shares where the holder has a stated incentive to retain the shares (e.g. bonus shares paid if holding is retained for a set period of time) will be removed from free float.

●Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as

●restricted.

●Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees)

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Initial Weighting

Companies with a free float of 5% or below are excluded from the FTSE MIB Index.

Quarterly Updates

In June, a constituent’s free float is updated regardless of size. No buffers are applied.

At the March, September and December quarterly updates, a constituent with a free float greater than 15% will have its free float updated if it moves by more than 3 percentage points above or below the existing free float. A constituent with a free float of 15% or below will be subject to a 1 percentage point threshold. Quarterly updates to free float will be applied after the close of business on the third Friday of March, June, September and December. The data cut-off for these quarterly changes will be the close of business on the last business day of January, April, July and October, respectively.

Free float changes resulting from corporate events will not be subject to the buffers as detailed above and will be implemented in line with the event. Treasury shares are always excluded from the shares in issue, regardless of their size. The primary sources of shareholder information for Italian companies are Commissione Nazionale per le Società e la Borsa (“CONSOB”) and companies’ official communications (annual report, quarterly reports and prospectuses).

The analysis is based on the total stake held by the ultimate shareholder. In the case of stock lending contracts or nominee holdings, the analysis is based on the owner of shares and not on the person/entity having the voting rights. In the case of shares lent to banks, the analysis is based on the owner of the shares and not on the bank, and is independent of the allocation of voting rights.

Shares with a free float of 5% or below are not eligible for inclusion in the FTSE MIB Index.

Minimum Voting Rights

Companies assigned a developed market nationality are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders or they will be deemed ineligible for index inclusion. Emerging market securities are not subject to this requirement.

The percentage of a company’s voting rights in public hands is calculated as:

Liquidity

Liquidity is measured by the stock’s 6-month value traded in euro, on Borsa Italiana order book markets and by number of days traded.

Shares Outstanding

The primary source of information for Italian shares is the Borsa Italiana Official List.

Periodic Review of Constituent Shares

The FTSE MIB Index will be reviewed on a quarterly basis in March, June, September and December using market data as at the close of business on the Monday 4 weeks prior to the review effective date. Any constituent changes will be implemented after close of business on the third Friday in March, June, September and December of the review month. If the third Friday of the review month is a holiday, the preceding closing days prices will be used. FTSE is responsible for publishing the outcome of the periodic review.

The underlying universe for the FTSE MIB Index is all stocks trading on the Borsa Italiana MTA and MIV markets (except for preferred and saving shares). The FTSE MIB Index will consist of the 40 most liquid and capitalised stocks listed on the Borsa Italiana MTA and MIV markets. Foreign listed companies are eligible for inclusion in the FTSE MIB Index only if they have complied with BIt requirements in terms of dissemination of information. The selection procedure is based on size (free float adjusted market capitalisation) and liquidity (six months turnover). FTSE, with the support of the FTSE Italia Index Series Technical Committee is responsible for the implementation of the algorithm and will decide whether special circumstances would warrant making an exceptional change to the index constituents.

The constituents of the FTSE MIB Index are capped at 15% at the time of the quarterly reviews. Capping procedures are run on the Monday following the second Friday of March, June, September and December, they are based on Friday closing prices and they are implemented after the closing of trading of the third Friday of March, June, September and December. Any constituents whose weights are greater than 15% are capped at 15%. The weights of all lower ranking constituents are increased correspondingly. The weights of lower ranking constituents are then checked and if they exceed 15%, they are capped at 15%. This process is repeated until no constituent weight exceeds 15%. The weight of each stock in the FTSE MIB Index is evaluated in terms of its adjusted market capitalisation versus the FTSE MIB Index, and will be re-evaluated at each quarterly review.

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Changes to Constituent Shares

Additions

An Index addition outside quarterly reviews generally is made only if a vacancy is created by an Index deletion. Index additions are made according to size and liquidity. A newly-listed company is added to the Index only when an appropriate vacancy occurs and is subject to proven liquidity for at least three months. An exception may be made for extraordinary large global offerings where expected trading volume justifies inclusion.

Newly listed companies

Newly listed companies are eligible for inclusion in the FTSE MIB Index at the quarterly review providing they have traded a minimum of 20 days. Newly listed companies whose capitalisation is greater than or equal to 3% of the current market capitalisation of the FTSE Italia All-Share Index are added to the Index with an extraordinary revision, to be applied on the first day of listing. FTSE will announce the possible revision and will confirm that all the needed information (start of trading date, shares in issues, free float, IPO price) is available.

Deletions

Deletions outside quarterly reviews can occur due to acquisitions, mergers and spin-offs, or bankruptcies and suspensions, if the relevant Index constituent no longer meets the criteria for inclusion or is no longer representative of its industry group, in the following situations:

Positive outcome of a tender offer

For each tender offer, the FTSE Italia Index Series Technical Committee will agree internally beforehand what the level of acceptance should be to determine whether a tender offer is successful or partially successful, with consideration of the expected liquidity post-event. If the offer is partially successful and there is a change in the IWF, a notice period of two trading days will be provided. If acceptances exceed the threshold identified by the FTSE Italia Index Series Technical Committee, the constituent is removed from the Index with two trading days notice. A replacement constituent is added from a candidate list, also with two trading days notice.

Significant and ascertained or presumed reduction in liquidity or capitalisation

The constituent will be removed and replaced in a full rebalancing that uses closing prices of all constituents.

Whenever the BIt, in accordance with BIt Rules, delists a constituent company (e.g. in cases of the involvement of the issuer in insolvency procedures or in cases of the liquidation of the issuer) the constituent is removed and replaced in a full rebalance that uses the closing prices of all constituents.

Suspended Companies

If FTSE International Limited becomes aware that a constituent is suspended, index treatment will be determined as follows:

●If a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted down to zero value and it will subsequently be removed from the FTSE MIB Index with T+2 notice.

●In all other cases, the constituent will continue to be included in the FTSE MIB Index for a period of up to 20 business days at its last traded price.

●If the constituent continues to be suspended at the end of that period, it will be subject to review and a decision will be taken to either allow the constituent to remain in the FTSE MIB Index for a further period of up to 20 business days or to remove it at zero value. In making this determination, FTSE will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring, and any stated intentions regarding a date for the resumption of trading.

●This procedure will be repeated at successive 20 business day intervals thereafter until either trading recommences or the suspension period reaches 80 business days.

●If the suspension period reaches 80 business days and the constituent has not announced a firm date for the resumption of trading during the 40 business day period, FTSE will provide notice that the constituent will be removed at zero value at the next index review following the expiry of the 40 business day period.

●In certain limited circumstances where the index weight of the constituent is significant and FTSE determines that a market-related value can be established for the suspended constituent, for example because similar company securities continue to trade, deletion may take place at the market-related value instead. In such circumstances, FTSE will set out its rationale for the proposed treatment of the constituent at the end of the 80 business day period.

●If following the end of the 80 business day period, a suspended constituent that has not announced a firm date for the resumption of trading nevertheless resumes trading before its planned removal date, the constituent will continue to be removed from the FTSE MIB Index as previously announced but in these circumstances the deletion will be implemented at market value.

●If during the minimum 40 business day notice period, a suspended constituent that had previously announced a firm date for the resumption of trading within that period then nevertheless fails to resume trading on that date, FTSE will give notice that the constituent will be removed at the index review following the expiry of an additional notice period of 40 business days.

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●If a constituent has been removed from the FTSE MIB Index and trading is subsequently restored, the constituent will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

Mergers / Takeovers between Constituents

If the two merging companies, both the acquiring and the acquired, are Index constituents, the newly merged entity will be included in the FTSE MIB Index and a new constituent will be added to fill the gap created by the merger.

Mergers / Takeovers between a Constituent and a Non-Constituent

If a non-constituent acquires a current constituent of the FTSE MIB Index, the latter will be removed from the FTSE MIB Index and will be replaced with a new constituent, possibly the non-constituent acquiring company, if it qualifies in all other respects. FTSE will make an announcement detailing any index change.

Weights of the constituents are based on the closing price and the number of shares subsequent to the merger. When there is a merger, there will be a full rebalancing of the Index.

Where a constituent company acquires a non-constituent for shares, or a combination of cash and shares, the shares of the constituent company will only be updated to reflect the merger when the acquired company is a FTSE Russell Universe member. Any share and/or free float update will be made giving appropriate notice. Where the acquired company is not a FTSE Russell Universe member the shares in the acquiring constituent company will be reviewed at the next quarterly review.

Index Maintenance

The maintenance of the FTSE MIB Index consists of corporate actions, periodic revisions to the Index and changes due to a vacancy created by the deletion of a constituent of the Index. The maintenance activity is carried out by FTSE with the objective of minimising the turnover among Index constituents.

In the event of an Index change or corporate action resulting in a change to shares in issue or free float for Index constituents that affects the market capitalisation of the Index, the divisor is adjusted to ensure continuity of the FTSE MIB Index. The number of constituents in the Index is analysed at each quarterly review (March, September, June and December) to assess whether the Index adequately represents the market. If FTSE, with the support of the FTSE Italia Index Series Technical Committee, decides the number of constituents needs to be changed, a change will be made after providing the market with ample notice.

At periodic reviews, the prices applied to all constituents of the index are the closing prices of the third Friday of the rebalancing month.

●On rebalancing days (usually Friday), when the closing auction price of one or more of the constituents in the FTSE MIB Index has not been set by the end of the closing auction session because there is no match in the market, FTSE will use the reference price, defined by BIt as the volume weighted average price of trades in the last 10 minutes of the session (in the absence of trading in that period, the latest traded price in the session; in case of absence of trading, the previous session reference price).

●If the auction price is not valid, FTSE will use the reference price.

●If the constituent is suspended, FTSE will use the closing auction price (in its absence, the reference price) set in the previous session, adjusted for any relevant corporate actions.

All share and IWF changes are updated on a quarterly basis using the closing prices on the evening of the third Friday of March, June, September and December, to coincide with the expiry of derivatives of IDEM contracts. The Index will be disseminated from the beginning of the next continuous trading session.

The 15% capping adjustment factors are adjusted at each quarterly rebalancing. The capping numbers are calculated based on the closing prices on the second Friday of March, June, September and December, using the share & IWF numbers from the previous end of month. The announcement of the capping adjustments to the new IWFs is made alongside the announcement of the new number of shares in issue at the close of trading, no later than the third business day before the effective date, by way of a technical notice.

Following corporate actions (for example, mergers and capital increases) which result in a change in the number of outstanding shares greater than 10%, the number of outstanding shares will be adjusted in the Index at the end of the corporate action period. All other changes to shares outstanding will occur at the quarterly review; to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. When there is a change larger than 10% in the number of shares or in the IWF of a constituent, the Index will be adjusted to reflect the new market capitalization. This change will be performed at the end of the day and will trigger a divisor update. In the case where a shares in issue or IWF change is a result of a “market wide event” such as an institutional placement, sell down via a book build or partial takeover offer, FTSE may decide to implement changes in IWF that are greater than 3%.

All announcements regarding ongoing changes to shares and IWFs will be done on a “best efforts” basis. While the primary source for IWF changes is CONSOB, public announcements of sell downs and Patti di Sindacato changes by the companies themselves will be sourced where appropriate. Similarly, the BIt Official List is the primary source for share changes. However, a public announcement of an institutional placement by a company or of the results of a capital increase may call for FTSE to announce a change to shares outstanding prior to the Official List being updated.

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Adjustments will also be made in the event of certain corporate actions such as rights offerings, special dividends, splits, reverse splits and spin-offs.

Changes to the Classification of Constituent Shares

The FTSE MIB Index constituents are classified into Industries, Supersectors, Sectors and Subsectors, as defined by the ICB.

Changes to the classification of a company within the FTSE MIB Index will be advised by FTSE and the necessary adjustments will be made to the relevant industry sectors at the same time that the constituent changes are implemented. Where a constituent is the subject of a merger, restructure or complex takeover which results in a constituent (or part of a constituent) being absorbed by another, the industry classification of the resulting constituent(s) will be reviewed by FTSE.

Any adjustment resulting from a change in a company’s classification will be implemented at the same time that any relevant constituent changes are implemented in the Index.

Periodic changes to the industry classification of a company are agreed and announced by FTSE. Such changes will be implemented after the close of the index calculation on the next working day following the third Friday of each month.

Index Calculation

The FTSE MIB Index uses prices from actual trades on the MTA and MIV electronic share trading platform, of the Borsa Italiana during Official Market Hours. The last Index value is calculated using closing auction prices or, if there is no closing auction price for a particular constituent, the last price traded as at the end of the Continuous Trading phase. Borsa Italiana’s closing price is used by Borsa Italiana’s Market Supervision division in the calculation of K factors to be applied to the Index for corporate actions. Borsa Italiana’s Reference price plays no part in the FTSE MIB Index calculation.

The FTSE MIB Index is calculated using a base-weighted aggregate methodology. This means the level of an Index reflects the total float-adjusted market value of all of the constituent stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares in issue (net of treasury shares) after adjusting for float. An Indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

The FTSE MIB Index value It, at time t, is calculated using the following formula:

It = Mt / Dt

Where Mt = total free float adjusted market capitalisation at time t, equal to:

Mt = Σi pit x qit x IWFit

And

pit = The last traded price, at time t, of the ith-share. Where the shares of one of the constituents are suspended, the Index is calculated using the price of the latest trade concluded before the suspension.

qit = Number of shares in the Index. The number of shares in issue for the security ith, as defined in these Ground Rules, net of treasury shares.

IWFit = Investable Weighting Factor (adjusted for capping) for the ith share.

Dt = Value of the Index divisor at time t.